Exhibit 8.2

October 8, 2009

BHP Billiton Limited

180 Lonsdale Street

Melbourne VIC 3000

BHP Billiton Plc

Neathouse Place

London SW1V 1BH

UNITED KINGDOM

BHP Billiton Finance (USA)

Limited

180 Lonsdale Street

Melbourne VIC 3000

Dear Sirs

Debt Securities Issuance

We refer to the Registration Statement on Form F-3 of BHP Billiton Finance (USA) Limited, BHP Billiton Limited and BHP Billiton Plc, relating to the registration of an indeterminate amount of debt securities for future issuance that is being filed with the United States Securities and Exchange Commission on the date hereof. That Registration Statement contains a tax summary section, headed “Material Tax Consequences—Australian Taxation”, that summarises the Australian tax issues arising for United States resident holders of debt securities issued by BHP Billiton Finance (USA) Limited in accordance with the Registration Statement. You have asked that we provide you with a letter confirming that the Australian tax summary is appropriate for inclusion in the Registration Statement as a general summary of the Australian tax issues.

In preparing this letter we have reviewed the Registration Statement and the Indenture dated as of April 17, 2003 between BHP Billiton Finance (USA) Limited, as issuer, BHP Billiton Limited and BHP Billiton Plc, as guarantors, and The Bank of New York, as trustee (Indenture). We understand that the terms of the debt securities will be set on a basis that ensures that they will be debt interests under Division 974 of the Income Tax Assessment Act 1997 and will not be equity interests under that Division (ie they will be in form debt, BHP Billiton Finance’s obligation to pay principal and interest will be non-contingent, interest and discount rates will be at the prevailing market rates at the time of the offering, and the debt securities will not be classified as equity by reason of any relationship to any other arrangement).

On the basis of our review of the Registration Statement and Indenture, we advise that the statements set forth under the heading “Material Tax Consequences—Australian Taxation” are a fair and accurate general summary of the Australian tax treatment of United States resident holders of debt securities who are not also Australian resident, and are appropriate for inclusion in the Registration Statement as such a general summary. Our opinion is based on Australian tax law as at the date of this letter. We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material Tax Consequences—Australian Taxation” in the Registration Statement.

Yours sincerely

/s/ Chris Colley
Chris Colley Director Greenwood & Freehills Pty Limited

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